Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Blend Labs, Inc. of our report dated March 14, 2024 relating to the consolidated financial statements, which appears in Blend Labs, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ PricewaterhouseCoopers LLP

San Jose, California

March 14, 2024